EXHIBIT 21


                           4 KIDS ENTERTAINMENT, INC.


                              List of Subsidiaries


                  The following is a list of all subsidiaries of 4 Kids Entertainment, Inc. of which all are incorporated in the State of New York. All of the listed subsidiaries do business under the names presented below:


                             Leisure Concepts, Inc.
                             The Summit Media Group, Inc.
                             4 Kids Productions, Inc.
                             Leisure Concepts International, Inc.
                             LCI UK Limited
                             World Martial Arts Productions, Inc.


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